EXHIBIT A

to Shareholder Services Plan of

Mutual Fund and Variable Insurance Trust

Amended May 26, 2016

Fund Name	Share Class
Rational Dividend Capture Fund	Class A Shares, Institutional Shares
Rational Risk Managed Emerging Markets Fund	Class A Shares, Institutional Shares
Rational Real Strategies Fund	Class A Shares, Institutional Shares
Rational Real Defensive Growth Fund	Class A Shares, Institutional Shares
Rational Strategic Allocation Fund	Class A Shares, Institutional Shares
Rational Dynamic Momentum Fund	Class A Shares, Institutional Shares
Rational Iron Horse Fund	Class A Shares, Institutional Shares
Catalyst Dividend Capture VA Fund
Catalyst Insider Buying VA Fund
Catalyst Managed Futures Strategy VA Fund	Class A Shares, Institutional Shares

Witness the due execution hereof this 26th day of May 2016.

MUTUAL FUND AND VARIABLE INSURANCE

TRUST

By:/s/ Jerry Szilagyi

Name: Jerry Szilagyi

Title: President and Chief Executive Officer